Armstrong World Industries
Earnings Call Presentation
First Quarter 2011
May 2, 2011

Safe Harbor Statement
 This presentation contains “forward-looking statements” related to Armstrong
 World Industries, Inc.’s, future financial performance. Our results could differ materially from the results discussed in these forward-looking statements due to known and unknown risks and uncertainties. A more detailed discussion of the risks and uncertainties that may affect our ability to achieve the projected performance is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the SEC. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
 In addition, we will be referring to non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of the differences between these measures with the most directly comparable financial measures calculated in accordance with GAAP is available on the Investor Relations page of our website at www.armstrong.com.

Key Metrics - First Quarter 2011 Adjusted (1)
Financial Overview
(1) Figures exclude non-recurring items such as charges for cost reduction initiatives, restructuring, etc. Figures also exclude the impact of foreign exchange movements.
(2) As reported Net Sales: $685 million in 2011 and $659 million in 2010.
(3) As reported Operating Income: $52 million in 2011 and $13 million in 2010
(4) As reported EPS: $0.23 in 2011 and ($0.34) in 2010.
(5) Earnings per share reflect an adjusted tax rate of 42% for both 2011 and 2010.
(6) Total cash in 2011 of $244 million was comprised of $133 million in domestic cash and $111 million in foreign cash. Total cash in 2010 of $526 million was comprised of $308 million in domestic cash and $218 million in foreign cash. Total debt was $849 million in 2011 and $467 million in 2010.
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
	2011 Actual	2010 Actual	Variance
Net Sales (2)	$681	$659	3.3%
Operating Income (3)	66	27	144.4%
% of Sales	9.7%	4.1%	560 bps
EBITDA	93	55	69.1%
% of Sales	13.7%	8.3%	530 bps
Earnings Per Share (4), (5)	$0.51	$0.24	$0.27
Free Cash Flow	(44)	(30)	(14)
Net (Cash) Debt (6)	604	(59)	663

Q1 2011 - Adjusted EBITDA to
Reported Net Income
Financial Overview
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
(1) Figures exclude non-recurring items such as charges for cost reduction initiatives, restructuring, etc. Figures also exclude the impact of foreign exchange movements.
	2011	2010	V
EBITDA- Adjusted (1)	$93	$55	$38
Depreciation and Amortization	(27)	(28)	1
Operating Income - Adjusted (1)	$66	$27	$39
Foreign Exchange Movements	1	(1)	2
Cost Reduction Initiatives	(5)	(2)	(3)
Accelerated Depreciation (not included above)	(5)	-	(5)
Restructuring	(5)	-	(5)
Executive Transition	-	(11)	11
Operating Income - As Reported	$52	$13	$39
Interest (Expense) Income	(14)	(3)	(11)
EBT	$38	$10	$28
Healthcare Reform- Medicare Subsidy Elimination	-	(22)	22
Tax (Expense) Benefit	(24)	(7)	(17)
Net Income	$14	($19)	$33

Adjusted EBITDA Change (Left-hand scale)
% Change in Sales (Right-hand scale)
Adj EBITDA Change ($M)
% Sales Change
30
25
20
15
10
5
-
(5)
(10)
(15)
30%
25%
20%
15%
10%
5%
0%
(5%)
(10%)
(15%)
12
4
26
3
(8)
0%
(11%)
14%
(4%)
Resilient Flooring
Wood Flooring
Building Products
Cabinets
Corporate

Q1 Sales and Adjusted EBITDA (1) by
Segment - 2011 vs. 2010
Financial Overview
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
(1) Figures exclude non-recurring items such as charges for cost reduction initiatives, restructuring, etc. Figures also exclude the impact of foreign exchange movements.

$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$55
$25
($17)
$21
$12
$6
($6)
($2)
$93
2010
Price / Mix
Volume
Input Costs
Mfg Cost
SG&A
WAVE
Pension Credit
Change in D&A
2011

Adjusted EBITDA(1) Bridge -
Q1 2011 versus Prior Year
Financial Overview
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
(1) Figures exclude non-recurring items such as charges for cost reduction initiatives, restructuring, etc. Figures also exclude the impact of foreign exchange movements.
($1)

Armstrong

$10
$0
($10)
($20)
($30)
($40)
($50)
$34
($30)
($43)
($6)
$1
($44)
2010
Cash Earnings
Working Capital
Capex
WAVE Dividends
2011

Free Cash Flow - First Quarter 2011
versus Prior Year
Financial Overview
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.

Key Metrics (1) - Guidance
2011
Financial Overview
All figures in $ millions unless otherwise noted.
	2011 Estimate Range			2010	Variance
Net Sales	2,800	to	3,000	2,766	1%	to	8%
Operating Income(2)	270	to	310	189	43%	to	64%
EBITDA	375	to	415	303	24%	to	37%
Earnings Per Share(3),(4)	$2.17	to	$2.57	$1.73	25%	to	49%
Free Cash Flow	80	to	120	180	(56%)	to	(33%)
(1) Figures exclude non-recurring items such as charges for cost reduction initiatives, restructuring, etc.
(2) As reported Operating Income: $240- 280 million in 2011 and $81 million 2010.
(3) Earnings per share reflect an adjusted tax rate of 42% for both 2011 and 2010.
(4) As reported earnings per share: $1.83 - $2.25 in 2011 and $0.19 in 2010.

2011 Financial Outlook
Financial Overview
¾ Raw Material & Energy Inflation*  $40 - $50 million increase
¾ Manufacturing Productivity* Gross Margin +125 to +225 bps vs. 2010
¾ U.S. Pension Credit ~$25 million, down ~$25 million vs. 2010
  60% manufacturing, 40% SG&A
¾ Earnings from WAVE $5 - $10 million vs. 2010
¾ Cash Taxes/ETR ~$15 million. Adjusted ETR of 42%
¾ Q2 Sales $740 - $790 million
  EBITDA $105 - $120 million
¾ Capital Spending ~$180-$200 million
¾ Exclusions from EBITDA ~$18 - 27 million associated with already announced actions
* Changed from February Outlook

Appendix

Adjusted Operating Income to Free Cash Flow
Financial Overview Appendix
All figures in $ millions unless otherwise noted.
	2011 Estimate Range
Adjusted Operating Income	270	to	310
D&A	105
Adjusted EBITDA	375	to	415
Changes in Working Capital	5	to	25
Capex	(180)	to	(200)
Pension Credit	(25)
Interest Expense	(50)
Cash Taxes	(15)
Other, including cash payments for restructuring and one-time items	(30)
Free Cash Flow	80	to	120

Consolidated Results
Financial Overview Appendix
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
(1) See earnings press release and 10-Qfor additional detail on comparability adjustments
(2) Eliminates impact of foreign exchange movements
First Quarter
	2011 Reported	Comparability(1) Adjustments	FX(2) Adj	2011 Adjusted	2010 Reported	Comparability(1) Adjustments	FX(2) Adj	2010 Adjusted
Net Sales	685	-	(4)	681	659	-	-	659
Operating Income	52	15	(1)	66	13	14	-	27
EPS	$0.23	$0.30	($0.02)	$0.51	($0.34)	$0.58	$ -	$0.24

Segment Operating Income (Loss)
Financial Overview Appendix
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
(1) Eliminates impact of foreign exchange movements and non-recurring items; see earnings press release and 10-Q for additional detail.
First Quarter
	2011 Reported	Comparability(1) Adjustments	2011 Adjusted	2010 Reported	Comparability(1) Adjustments	2010 Adjusted
Resilient Flooring	(1)	8	7	(5)	-	(5)
Wood Flooring	3	-	3	(2)	-	(2)
Building Products	61	7	68	43	(1)	42
Cabinets	(1)	-	(1)	(4)	-	(4)
Unallocated Corporate (Expense) Income	(10)	(1)	(11)	(19)	15	(4)

Cash Flow
Financial Overview Appendix
All figures in $ millions unless otherwise noted. Figures may not add due to rounding.
	First Quarter
($-millions)	2011	2010
Net Cash From Operations	(36)	(28)
Plus / (Minus) Net Cash from Investing	(8)	(2)
Equals Free Cash Flow	(44)	(30)